Exhibit 99.1

               iPayment Reports Fourth-Quarter Results;
        Announces Acquisition of Petroleum Card Services, Inc.

    NASHVILLE, Tenn.--(BUSINESS WIRE)--Feb. 17, 2005--iPayment, Inc. (NASDAQ:IPMT) today announced financial results for the fourth quarter and year ended December 31, 2004. For the fourth quarter, revenues increased 56% to $101,441,000 from $65,222,000 for the fourth quarter of 2003. Net income allocable to common stockholders for the fourth quarter of 2004 was $7,617,000, or $0.42 per diluted share, compared to $10,226,000, or $0.58 per diluted share, for the fourth quarter of 2003. The effective income tax rate for the fourth quarter of 2004 was approximately 31.3% versus 0.0% for the fourth quarter of 2003. In the fourth quarter of 2003, the Company also benefited from a $1.3 million nonrecurring reduction in an earlier estimate for merchant losses from a single merchant.
    Commenting on the announcement, Gregory S. Daily, Chairman and Chief Executive Officer of iPayment, said, "We are very pleased with our performance for the fourth quarter and full-year 2004. Our profitable growth strategy remained on track, both through organic channels and acquisitions. Charge volume increased to $3,471 million in the fourth quarter of 2004 from $1,854 million in the fourth quarter of 2003. As we gain scale, we continue to improve efficiency at our operating centers. Our processing costs per transaction averaged $0.18 for 2004, down from $0.21 for 2003. Revenues per employee (average) expanded to $1,287,000 for 2004 from $863,000 for 2003, principally as a result of our acquisition of a portfolio of agent bank agreements and merchant accounts from First Data Corp. at the end of 2003. We finished the quarter with 310 employees.
    "During January, we completed the acquisition of Petroleum Card Services, Inc. (PCS), an ISO with a portfolio of over 2,000 merchants and annual charge volume of approximately $800 million. PCS specializes in the unbranded petroleum and convenience store market, generating approximately 100 new merchants per month. iPayment expects the transaction to be accretive to its 2005 financial results, providing additional earnings of approximately $0.03 per diluted share.
    "The PCS acquisition, along with the recently announced purchase of a merchant portfolio from First Data Corp., gives us a strong tailwind entering 2005. In order to finance acquisitions such as these, we have expanded our revolving credit facility led by Bank of America and JPMorgan Chase Bank to $205 million, of which approximately $163 million has been drawn. The facility contains an accordion feature that allows it to be increased up to $280 million. Looking forward, we remain confident in our ability to execute our profitable growth strategy through organic channels and additional acquisitions in the fragmented small-merchant market."

    Outlook

    The following statements summarize iPayment's guidance for 2005, which reflects the portfolio purchase from First Data and the acquisition of PCS, as well as guidance for long-term growth in its revenues and expansion in its operating margin. For 2005, iPayment is currently comfortable with a range for annual revenues of approximately $620 million to $650 million and an annual operating margin of approximately 9.5% to 10.5%. iPayment expects net interest expense of approximately $8.5 million to $9.5 million, an effective income tax rate of approximately 39%, and diluted weighted average shares outstanding of approximately 18.5 million, including 662,000 share equivalents from outstanding convertible promissory notes. iPayment is currently comfortable with a range for earnings per diluted share for 2005 of approximately $1.83 to $1.88. These estimates do not include expenses resulting from the adoption of FASB Statement No. 123R. These expenses will be a function of several factors including the Company's date of adoption, the number of historical and new option grants, and the valuation methodology employed. Beyond 2005, iPayment targets long-term growth in revenues more in line with the industry growth rate through a combination of internal growth and acquisitions. iPayment reiterates its target annual range for its operating margin of 10% to 15% of revenues, with gradual improvement over time. As in the past, the operating margin may fluctuate on a quarterly basis, and the percentage may change as a result of acquisitions with higher or lower operating margins than iPayment's margins.
    The Company will host a conference call to discuss this release today at 10:30 a.m. Eastern time. Participants will have the opportunity to listen to the conference call over the Internet by going to www.ipaymentinc.com or www.fulldisclosure.com. Participants are encouraged to go to the selected web sites at least 15 minutes early to register, download, and install any necessary audio software. The online replay will be available at approximately 1:30 p.m. (Eastern Time) and continue for one week. A telephonic replay of the call will also be available through February 24, 2005, at 719-457-0820 (Confirmation Number 597212).
    This press release contains forward-looking statements about iPayment, Inc. within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. For example, statements in the future tense, words such as "anticipates," "estimates," "expects," "intends," "plans," "believes," and words and terms of similar substance used in connection with any discussion of future results, performance or achievements identify such forward-looking statements. Those forward-looking statements involve risks and uncertainties and are not guarantees of future results, performance or achievements, and actual results, performance or achievements could differ materially from the Company's current expectations as a result of numerous factors, including but not limited to the following: acquisitions; liability for merchant chargebacks; restrictive covenants governing the Company's indebtedness; actions taken by its bank sponsors; migration of merchant portfolios to new bank sponsors; the Company's reliance on card payment processors and on independent sales organizations; changes in interchange fees; risks associated with the unauthorized disclosure of data; imposition of taxes on Internet transactions; actions by the Company's competitors; and risks related to the integration of companies and merchant portfolios the Company has acquired or may acquire. These and other risks are more fully disclosed in the Company's filings with the U.S. Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K for 2003. The Company undertakes no obligation to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.
    iPayment, Inc. is a provider of credit and debit card-based payment processing services to over 125,000 small merchants across the United States. iPayment's payment processing services enable merchants to process both traditional card-present, or "swipe," transactions, as well as card-not-present transactions, including transactions over the internet or by mail, fax or telephone.


                            iPayment, Inc.
                         Financial Highlights
                 (in thousands, except per share data)

Consolidated Statements      Three months ended        Year ended
 of Operations                   December 31,          December 31,
                         ---------------------------------------------
                             2004         2003        2004      2003
                         ------------ ------------ --------- ---------
                          (Unaudited)  (Unaudited)
Revenues                    $101,441      $65,222  $364,182  $226,052

Interchange                   49,609       31,607   176,562   114,255
Other costs of services (1)   36,227       20,999   135,316    76,571
Selling, general and
 administrative                3,736        2,203    12,437     8,012
                             --------      -------  --------  --------
  Total operating
   expenses                   89,572       54,809   324,315   198,838
                             --------      -------  --------  --------
Income from operations        11,869       10,413    39,867    27,214
Other expense (income)
  Interest expense               725          187     2,707     9,928
  Other expense (income)          55            -      (279)      265
                             --------      -------  --------  --------
Income before income taxes    11,089       10,226    37,439    17,021
Income tax provision           3,472            -    12,704     1,403
                             --------      -------  --------  --------
Net income                     7,617       10,226    24,735    15,618
Accretion of mandatorily
 redeemable convertible
 preferred stock                   -            -         -      (652)
                             --------      -------  --------  --------
Net income allocable to
  common stockholders       $  7,617      $10,226  $ 24,735  $ 14,966
                             ========      =======  ========  ========

Earnings per share
  Basic                     $   0.46      $  0.63  $   1.50  $   1.14
  Diluted                   $   0.42      $  0.58  $   1.39  $   1.02
Weighted average shares
 outstanding
  Basic                       16,628       16,356    16,545    13,131
  Diluted                     18,231       17,863    18,137    15,052


Percentages of Revenues
Interchange                     48.9%        48.5%     48.5%     50.5%
Other costs of services (1)     35.7%        32.2%     37.2%     33.9%
Selling, general and
 administrative                  3.7%         3.4%      3.4%      3.5%
Income from operations          11.7%        16.0%     10.9%     12.0%

Effective tax rate              31.3%         0.0%     33.9%      8.2%

(1) Three months and year ended December 31, 2003, include the benefit of a nonrecurring $1.3 million reduction in an earlier estimate for merchant losses from a single merchant to reflect lower actual losses.


                            iPayment, Inc.
                      Consolidated Balance Sheets
                            (in thousands)

                                            December 31,  December 31,
Assets                                             2004          2003
                                               ---------     ---------

Current assets:
Cash and cash equivalents                     $     888     $     733
Accounts receivable, net                         17,031        13,108
Prepaid expenses and other                        6,765         2,624
                                               ---------     ---------
Total current assets                             24,684        16,465

Restricted cash                                   3,248        11,141
Property and equipment, net                       2,749         3,333
Intangible assets, net                          219,331        94,593
Goodwill, net                                    79,360        73,002
Other assets                                      6,876         3,409
                                               ---------     ---------
Total assets                                  $ 336,248     $ 201,943
                                               =========     =========

Liabilities and stockholders' equity

Current liabilities:
Accounts payable                              $   2,418     $   3,042
Accrued liabilities and other                    11,374         9,931
Current portion of long-term debt                     3         4,537
                                               ---------     ---------
Total current liabilities                        13,795        17,510

Long-term debt                                  168,437        60,599
                                               ---------     ---------
Total liabilities                               182,232        78,109
                                               ---------     ---------

Stockholders' equity:
Common stock                                    130,507       125,060
Retained earnings (deficit)                      23,509        (1,226)
                                               ---------     ---------
Total stockholders' equity                      154,016       123,834
                                               ---------     ---------
Total liabilities and stockholders' equity    $ 336,248     $ 201,943
                                               =========     =========


                            iPayment, Inc.
                 Consolidated Statements of Cash Flows
                            (in thousands)

                                               Year ended December 31,
                                              ------------------------
                                                  2004         2003
                                               ----------  -----------
 Cash flows from operating activities:
    Net income                                $   24,735  $    15,618
    Adjustments to reconcile net income to net
     cash provided by
    operating activities:
    Depreciation and amortization                 20,143        8,041
    Noncash interest expense                         681        6,383
    Changes in assets and liabilities:
    Accounts receivable                           (3,923)      (5,995)
    Prepaid expenses and other current assets     (4,137)      (1,327)
    Other assets                                  (2,922)       1,375
    Accounts payable, accrued liabilities and
     other                                         3,874       (4,032)
                                               ----------  -----------
    Net cash provided by operating activities     38,451       20,063
                                               ----------  -----------

Cash flows from investing activities:
    Changes in restricted cash                     7,893       (7,850)
    Expenditures for property and equipment         (897)        (631)
    Acquisitions of businesses, portfolios and
     other intangibles                          (148,572)     (75,662)
    Deferred payment for acquisition of
     business                                     (2,000)      (2,099)
                                               ----------  -----------
    Net cash used in investing activities       (143,576)     (86,242)
                                               ----------  -----------

Cash flows from financing activities:
    Net repayments on line of credit             107,500       43,950
    Repayments of debt and capital lease
     obligations                                  (4,526)     (55,267)
    Proceeds from issuance of common stock         2,306       76,398
                                               ----------  -----------
    Net cash provided by financing activities    105,280       65,081
                                               ----------  -----------

Net increase (decrease) in cash                      155       (1,098)
Cash and cash equivalents at beginning of
 period                                              733        1,831
                                               ----------  -----------

Cash and cash equivalents at end of period    $      888  $       733
                                               ==========  ===========

    CONTACT: iPayment, Inc., Nashville
             Clay Whitson, 615-665-1858, Ext. 115